Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Jennifer Chase	Kim Sutton Golodetz (kgolodetz@lhai.com)
518-798-1215 ext. 370	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS MOURNS LOSS OF CO-FOUNDER, DIRECTOR HOWARD S. STERN

QUEENSBURY, N.Y. (January 3, 2006) – AngioDynamics, Inc. (Nasdaq: ANGO) regrets to announce that Howard S. Stern, its co-founder, former chairman of the board of directors, and current director has passed away at the age of 74 after losing his battle with brain cancer.

Mr. Stern co-founded AngioDynamics in 1988 as a division of E-Z-EM, Inc., (Nasdaq:EZEM). He served as a director of the Company since its inception until his death, and was chairman of the board of directors from the Company’s inception until February 2004.

Eamonn P. Hobbs, president and chief executive officer of AngioDynamics commented, “We have lost a remarkable man. Howard’s insight into the possibilities for the treatment of peripheral vascular disease has made a difference in the lives of patients, and in the physicians who treat them. He was instrumental in guiding AngioDynamics from a development stage company to its present position as a publicly-traded leader in innovative products for the PVD marketplace. We will miss Howard dearly and extend our deepest sympathies to his family.”

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products and drainage products.

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